Exhibit 99.4

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to (i) the inclusion and description of our opinion letter dated August 25, 2020 to the Board of Directors of CFBanc Corporation (the “Company”) included as Annex C to the joint proxy statement/prospectus relating to the proposed merger of the Company with Broadway Financial Corporation (“Broadway”), which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 filed by Broadway on the date hereof (the “Registration Statement”) and (ii) the references to our firm and our opinion included in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: February 8, 2021